Exhibit 99.1

Liminal BioSciences

Amended and Restated Stock Option Plan

Amended and Restated Stock Option Plan

1.	Purpose of the Plan

1.1

The purpose of this stock option plan (the “Plan”) is to provide Directors, officers, employees and service providers of Liminal BioSciences Inc. and its subsidiaries with a proprietary interest through the granting of options to purchase shares of Liminal, subject to certain conditions as hereinafter set forth, for the following purposes:

1.1.1

to increase the interest in the Company’ welfare of those Directors, officers, employees and service providers who share primary responsibility for the management, growth and protection of the business of Liminal; and

1.1.2	to furnish an incentive to such Directors, officers, employees and service providers to enter and continue their employment and services with Liminal.

1.2	For the purposes of the Plan, a subsidiary of Liminal shall be a Company whose voting rights are more than 50% controlled, directly or indirectly, by Liminal BioSciences Inc.

2.	Definitions

As used in this Plan, the following terms have the following meanings:

“Administrative Agent” means Solium Capital Inc., the administrative agent of Liminal’s share-based compensation.

“Board” means the Board of Directors of Liminal.

“Company” or “Liminal” means Liminal BioSciences Inc. and/or its subsidiaries, present and future.

“Director” means a member on the Board of Directors of Liminal BioSciences Inc.

“Optionee” means a Director, officer, full-time employee or service provider.

“Retirement” means the end of employment, other than a case of termination for just cause, of an Optionee who, on his/her last day of employment, has met either one of the following two criteria: (i) having completed at least ten years of continuous employment with the Company, or (ii) the sum of his/her age and years of continuous service with the Company is equal or greater than 65 and subject to having completed at least two years of continuous service. Notwithstanding the above, the Board shall retain its discretionary authority discretion to declare an Optionee who does not meet the criteria above, eligible for retirement.

“Shares” means common shares in the share capital of Liminal BioSciences Inc.

3.	Administration of the Plan

3.1

The Plan shall be administrated by the HR and Corporate Governance Committee (the “Committee”) of Liminal, under the oversight of the Board. The Committee may delegate the administration of the Plan to a third party. The expenses of administering the Plan shall be borne by the Company.

3.2

The interpretation, construction and application of the Plan and any provisions thereof made by the Board shall be final and binding on all holders of options granted under the Plan and all persons eligible under the provisions of the Plan to participate therein. No member of the Board shall be liable for any action taken or for any determination made in good faith in the administration, interpretation, construction or application of the Plan.

4.	Granting of Options

4.1

The Board may, from time to time, designate Directors, officers, full-time employees and service providers of the Company to whom options to purchase Shares may be granted and the number of Shares to be optioned to each, provided that:

4.1.1	the total number of Shares to be optioned to any one individual shall not exceed five percent (5%) of the total of the issued and outstanding Shares;

4.1.2

the aggregate value of the participation in equity plans of any one non-executive Director in any 12-month period shall not exceed $150,000 CAD at the date of grant, of which no more than $100,000 CAD can be provided in the form of stock options;

4.1.3	the total number of Shares to be optioned under the Plan shall not exceed the number provided in Section 5.1 hereof;

4.1.4

the total number of Shares i) issued to Insiders of Liminal within any one-year period, and ii) issuable to Insiders1 of Liminal, at any time, under the Plan or when combined with all other security based compensation arrangements of Liminal (collectively, the “Share-Based Plans”), cannot exceed ten percent (10%) of the issued and outstanding Shares; and

4.1.5

the total number of Shares issued to any one Insider1 under the Share-Based Plans (less Shares already issued as compensation to Insiders1) within a one-year period shall not exceed five percent (5%) of the Shares outstanding on the date of issuance of such Shares.

4.2

The Board may delegate to Liminal’s Chief Executive Officer (CEO) the ability to determine the number of options to be granted and grant such options to new hires and employees holding a position below the vice-president level, subject to respecting Liminal’s guidelines on the number of options to be granted for each such position.

4.3

Options to be granted to new hires and employees holding a position of vice-president and above, Directors, officers and service providers shall solely be granted by Liminal pursuant to decisions of the Board.

4.4	No option shall be granted to any person who is not a Director, officer, full-time employee or service provider of any of the Company.

4.5

The granting of options hereunder and the ensuing obligation of Liminal to deliver Shares shall be subject to Liminal obtaining the approval of any competent authority which may be required in connection with the granting of options or the authorization, issuance or sale of the optioned shares and, if applicable, Liminal having listed the optioned Shares on any stock exchange on which Shares may then be listed. Liminal shall use its best efforts to obtain all necessary approval to give effect to this Plan.

5.	Shares Subject to the Plan

5.1	The maximum number of Shares which may be optioned under the Plan, subject to the provisions of Section 9 hereof, shall be 40,634,585;

5.2	The Shares, in respect of which options are not exercised before their expiry, shall be available for subsequent options to be granted hereunder.

6.

Option Price. The Board shall fix the option price per share for Shares, which are the subject of any option, when such option is granted, which is determined in its entire discretion. However, if the Shares are listed on any stock exchange at the time of the grant of the option, the option price shall not be lower than the volume weighted average trading price of the Shares on the Toronto Stock Exchange, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the last five (5) trading days immediately preceding the day on which the option is granted; said volume weighted average trading price shall be calculated outside of a blackout period. The volume weighted average trading price of the Shares shall be calculated by dividing the total value by the total volume Shares traded for the relevant period.

7.	Conditions Governing Options

7.1

Options may be evidenced by a stock option agreement in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of the following be included therein:

7.1.1	Employment

The granting of an option to an Optionee shall not impose upon any of the Company any obligation to retain the Optionee in its employ or hire or to preserve the office of the Optionee.

7.1.2	Option Term

The period during which an option is exercisable shall not, subject to the provisions of the Plan, exceed ten (10) years from the date the option is granted.

In the absence of any other specifications made by the Board at the time of the grant, an option shall expire five (5) years following its date of grant.

7.1.3	Exercise of Options

Prior to its expiration or earlier termination in accordance with the Plan, each option shall be exercisable as to the whole or any portion thereof at the time or times stipulated. The Board may, at the time of granting a particular option, impose such conditions as it shall determine in its sole discretion regarding the time or times at which the option may be exercised in whole or in part; in default of any other specifications made by the Board at the time of its grant, an option shall be exercisable at a cumulative rate of 25% per year calculated from the date of grant of the option.

7.1.4	Non-assignability of Options

Each option granted hereunder is personal to the Optionee and shall not be assignable or transferable by the Optionee, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Optionee. No option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity; each option granted hereunder may be exercised only the Optionee.

7.1.5	Effect of Termination of Employment, of Retirement or of Death

Unless the Board determines otherwise by resolution:

7.1.5.1

Termination for cause. Upon an Optionee’s employment with any of the Company being terminated for cause or upon an Optionee ceasing to be a Director or officer of any of the Company by reason of his being removed or becoming disqualified for cause from being a Director or officer by law, any vested and unvested option granted to him shall terminate forthwith.

7.1.5.2

Termination not for cause. Upon an Optionee’s employment with any of the Company being terminated by the Company (except in the case of transfer from one Company to another Company contemplated herein) otherwise than by termination for cause, any option vested at the time of such termination or cessation may be exercised by the Optionee. Such option shall be exercisable prior to the expiration of the term of the option.

7.1.5.3

Resignation. Upon an Optionee’s resignation of employment from any of the Company before being eligible for Retirement, any option vested at the time of such resignation may be exercised by the Optionee within ninety (90) days after such resignation or prior to the expiration of the term of the option, whichever occurs earlier.

7.1.5.4	Retirement. If an Optionee resigns from any of the Company while being eligible for Retirement:

a)

Fully vested options. For grants under which options are fully vested at the Retirement date, vested options are eligible for exercise by the Optionee and shall expire at the term determined at the grant date.

b)

Partially vested options. For grants under which options are partially vested at the Retirement date, vested options are eligible for exercise by the Optionee. Unvested options which are scheduled to vest during the one-year period following the Retirement date may be exercised by the Optionee after that vesting date. In both cases, such options shall expire at the 5th anniversary of the grant date. Any stock options granted in the calendar year during which the Retirement occurs shall be cancelled.

c)	Exception. Options granted to an Optionee while this Optionee serves as a Director or as a service provider of the Company shall not be subject to treatment under this Section 7.1.5.4.

7.1.5.5

Death. If an Optionee dies while employed by any of the Company or while serving as an officer of any of the Company, any option vested at the time of death may be exercised by a legal successor of such Optionee. Such option shall be exercisable prior to the expiration of the term of the option.

7.1.5.6

Directors’ Termination. If an Optionee ceases to be a Director by reason of retirement, removal, disqualification by law or death, other than by reason of his being removed or becoming disqualified for cause from being a Director (see Section 7.1.5.1), and other than by reason of resignation (Section 7.1.5.3), any option vested at the time of such termination may be exercised the Optionee, or by a legal successor of such Optionee, prior to the expiration of the term of the option on the understanding that all options granted to Directors vest, pro rata to his time served on the Board, on a quarterly basis and become fully vested after a year.

7.1.5.7

Service Providers’ Termination. In the case of an Optionee who is a service provider to the Company, the service agreement pursuant to which the services are to be rendered to the Company shall govern the conditions upon which his options may terminate.

For greater clarity, unvested options shall immediately be cancelled upon the occurrence of any of the events in this Section 7.1.5.

7.1.6	Rights as a Stockholder

The Optionee (or his personal representatives or legatees) shall have no rights whatsoever as a shareholder in respect of any Shares covered by his option until the date of issuance of a share certificate to him (or his personal representatives or legatees) for such Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

7.1.7	Method of Exercise

Subject to the provisions of the Plan, an option granted under the Plan shall be exercisable (from time to time as provided in Section 7.1.3 hereinabove) by the Optionee (or his personal representatives or legatees) by electronic exercise through the platform offered by the Administrative Agent, including by way of “cashless exercise” procedures, accompanied by payment in full by cash, certified cheque or money order of the exercise price, for the number of options for which such exercise is made, unless the Optionee elects to do a “cashless exercise”.

On the date of issue of the certificate representing the Shares purchased under the option, the Optionee shall be considered as the registered holder of such number of Shares as the Optionee (or his personal representatives or legatees) shall have then paid for and specified in such notice and the plan administrator shall cause the transfer agent and registrar of Liminal to deliver to the Optionee (or his personal representatives or legatees), according to the latter’s written instructions, if any, a certificate in the name of the Optionee representing such Shares. If required by the Board by notification to the Optionee at the time of granting of the option, it shall be a condition of such exercise that the Optionee shall represent that he is purchasing the Shares in respect of which the option is being exercised for investment only and not with a view of resale or distribution.

7.1.8	Black Out Periods

Should the expiration of the term of an option or the exercise period provided for in Sections 7.1.5.2 to 7.1.5.6 above fall within a period during which designated employees of the Company cannot trade the Shares pursuant to Liminal’s insider trading policy which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which Liminal or in respect of an insider, that insider is subject) (a “Black Out Period”), such expiration date or exercise period shall be automatically extended without any further act or formality to that date which is the tenth business day after the end of the Black Out Period, such tenth business day to be considered the expiration of the term of such option for all purposes under the Plan. Notwithstanding Section 10.1, the ten business day period referred to in this Section 7.1.8 may not be extended by the Board.

7.2	Tax

7.2.1

Each Optionee shall be responsible for paying all income and other taxes applicable to transactions involving the options held by Administrative Agent on his or her behalf, including, without limitation, any taxes payable on:

a)	exercise of the options;

b)	the sale or other disposition of Liminal Shares;

c)	dividends (whether cash or otherwise) or other distributions paid on the Shares.

7.2.2

The Administrative Agent is authorized to deduct, or cause to be deducted, from any amounts payable to an Optionee, any amounts which are required to be withheld on account of taxes, and the Administrative Agent or Liminal must remit all amounts deducted in accordance with the Income Tax Act (Canada) and the regulations thereunder or equivalent thereof in other jurisdictions.

7.2.3

Following the end of each calendar year, the Administrative Agent or Liminal shall provide each Optionee with tax reporting forms as required in respect of dividend and other investment income earned during such calendar year by such Optionee pursuant to the Plan, the whole in compliance with the standard tax reporting timelines existing in the relevant Optionee jurisdiction.

8.	Use of Proceeds. The proceeds received by Liminal upon the exercise of options by Optionees shall be used to increase the working capital of Liminal and for general corporate purposes.

9.

Adjustment to Shares Subject to the Option. In the event that the outstanding Shares of Liminal are hereafter changed into or exchanged for a different number or kind of shares or other securities of Liminal or of another Company, or in the event that there is a reorganization, amalgamation, consolidation, reclassification, dividend payable in capital stock or other change in the capital stock of Liminal, the Board shall make such adjustments as it deems appropriate in the number and kind of shares for the purchase of which options may be granted under the Plan and such adjustments shall be final and binding.

10.	Amendment or Discontinuance of the Plan

10.1

(A) Without limiting the generality of any other provision hereof and subject to compliance with applicable laws, rules and regulations of, and receipt of any required approvals from, any stock exchange on which the Shares of Liminal are listed or applicable regulatory authority, the Board shall have full power and authority to amend, suspend or discontinue the Plan at any time, or amend the terms of any previously granted option (except for those listed in Section 10.1(B) below), without obtaining shareholder approval, including without limitations, the following type of amendments:

(i)	any limitation of conditions on participation in the Plan (other than to the eligibility for participation);

(ii)

any amendment to any terms upon which options may be granted and exercised, including but not limited to, the terms relating to the amount and payment of the option price, vesting, expiry and adjustment of options, or the addition or amendment of terms relating to the provision of financial assistance to Optionees or of any cashless exercise features;

(iii)

any amendment to the Plan to permit the granting of deferred or restricted share unit under the Plan or to add or to amend any other provisions which would result in participants receiving securities of the Company while no cash consideration is received by the Company;

(iv)	any change that is necessary or desirable to comply with applicable laws, rules or regulations or any stock exchange on which the shares of the Company are listed;

(v)	any correction or rectification of any ambiguity, defective provision, error or omission in the Plan;

(vi)	any amendment to the definitions contained in the Plan and any other amendments of a clerical nature; and

(vii)	any amendment to the terms relating to the administration of the Plan;

provided that such amendments to the terms of any previously granted option may not lead to significant or unreasonable dilution in the Company’s outstanding securities or provide additional benefits to eligible participants, especially insiders, at the expense of the Company and it existing security holders, in which case approval of the shareholders of the Company must be obtained.

(B) The prior approval of the holders of a majority of the votes attached to all shares of the Company is required if the amendments relate to the following:

(i)

any amendment to increase the maximum number of Shares issuable under the Plan, except for adjustments in the event that such Shares are subdivided, consolidated, converted or reclassified by the Company or that any other action of a similar nature affecting such Shares is taken by the Company;

(ii)	any amendment to the aggregate value of the participation in equity compensation plans of any one non-executive Director;

(iii)	any amendment to reduce the exercise price or purchase price of any option;

(iv)	any amendment to extend the term of any option;

(v)	any amendment to make a change to the class of persons eligible to participate under the Plan;

(vi)	any amendment which would permit any option granted under the Plan to be transferable or assignable other than by will or under succession laws (estate settlement); and

(vii)	any amendment to the amendment provisions (this Section 10.1).

provided that Shares held directly or indirectly by insiders benefiting from the amendments in (B)(iii) and (iv) shall be excluded when obtaining such shareholders’ approval.

10.2	Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:

10.2.1

in the event Liminal proposes to amalgamate, merge or consolidate with any other Company (other than with a wholly-owned subsidiary of Liminal) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Shares or any part thereof shall be made to all holders of Shares, Liminal shall have the right, upon written notice thereof to each Optionee holding options under this Plan, to permit the exercise of all such options within the thirty (30) day period next following the date of such notice and to determine that upon the expiration of such thirty (30) day period, all rights of Optionees to such options or to exercise same (to the extent not therefore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever;

10.2.2

the Board may, by resolution, advance the date on which any option may be exercised, in the manner to be set forth in such resolution. The Board shall not, in the event of any such advancement, be under any obligation to advance the date upon which any option may be exercised by any other Optionee; and

10.2.3

The Board may, by resolution, but subject to applicable regulatory provisions, decide that any of the provisions hereof concerning the effect of termination of the Optionee’s employment or cessation of the Optionee’s office as officer or Director shall not apply for any reason acceptable to the Board.

11.	Other Material Information. Reference is made to the Annual Report of Liminal for the last ended financial year as regards certain facts relating to Liminal, which may be material.

12.

Effective Date of the Plan. This plan was originally adopted by the Board on November 4, 1997 and amended on August 11, 1999, on May 24, 2000, May 15, 2002, December 19, 2005, May 7, 2008, March 10, 2010, August 10, 2010, November 13, 2012, May 8, 2013, August 8, 2013, May 11, 2016, December 14, 2016, March 23, 2017, May 10, 2017, March 22, 2018, and further amended on August 7, 2018. Should changes be required in this Plan by any securities commission or other governmental body of any province of Canada to which this Plan has been submitted or by any stock exchange on which the Shares may from time to time be listed, such changes shall be made in this Plan in accordance with Section 10 hereof as are necessary to conform with such requests and if such changes are approved by the Board, this Plan, as amended, shall remain in full force and effect in its amended form as of and from August 7, 2018.